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                                                                       EXECUTION









                            STOCK PURCHASE AGREEMENT
                                      AMONG
                          MICROLEAGUE MULTIMEDIA, INC.,
                               HEARST CORPORATION
                                       AND
                              AMERITECH CORPORATION

                     ---------------------------------------
                         252,633 SHARES OF COMMON STOCK
                     ---------------------------------------


                                   Dated as of

                                  June 6, 1997




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                                TABLE OF CONTENTS
                                                                        PAGE

ARTICLE I - PURCHASE AND SALE OF SHARES....................................1
         Section 1.1       Purchase and Sale...............................1
         Section 1.2       Closing.........................................1

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPANY.....................2
         Section 2.1       Organization....................................2
         Section 2.2       Subsidiaries....................................2
         Section 2.3       Authorization...................................2
         Section 2.4       Capitalization..................................2
         Section 2.5       Financial Statements............................3
         Section 2.6       No Violation....................................3
         Section 2.7       Consents........................................3
         Section 2.8       Litigation, Orders..............................3
         Section 2.9       Securities Laws.................................4
         Section 2.10      Disclosure......................................4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE INVESTORS..............4
         Section 3.1       Investment Intent, Etc..........................4
         Section 3.2       Sales of Company Securities.....................5
         Section 3.3       Authorization...................................6
         Section 3.4       No Violation....................................6

ARTICLE IV - CONDITIONS TO OBLIGATIONS OF THE INVESTORS....................6
         Section 4.1       Representations and Warranties..................6
         Section 4.2       No Proceeding or Litigation.....................6
         Section 4.3       No Injunction...................................7
         Section 4.4       Resolutions of the Company......................7
         Section 4.5       Incumbency Certificate..........................7
         Section 4.6       Opinion of Counsel..............................7
         Section 4.7       Consummation of Acquisition of KidSoft..........7

ARTICLE V - CONDITIONS TO OBLIGATIONS OF THE COMPANY.......................7
         Section 5.1       Representations and Warranties..................7
         Section 5.2       No Proceeding or Litigation.....................7
         Section 5.3       No Injunction...................................7

ARTICLE VI - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................8
         Section 6.1       Survival of Representations.....................8
         Section 6.2       Indemnification.................................8
         Section 6.3       Conditions of Indemnification...................8

ARTICLE VII - REGISTRATION RIGHTS..........................................9
         Section 7.1       Piggyback Registration Rights...................9
         Section 7.2       Withdrawal of Shares............................9

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         Section 7.3       Information Regarding Investors;
                            Underwriting Arrangements......................9
         Section 7.4       Restrictions on Sales..........................10
         Section 7.5       Indemnification................................10

ARTICLE VIII - MISCELLANEOUS..............................................12
         Section 8.1       Expenses.......................................12
         Section 8.2       Further Assurances.............................12
         Section 8.3       Parties in Interest............................12
         Section 8.4       Entire Agreement, Amendments and Waiver........12
         Section 8.5       Headings.......................................12
         Section 8.6       Notices........................................12
         Section 8.7       Governing Law..................................13
         Section 8.8       Third Parties..................................13
         Section 8.9       Counterparts...................................13

ARTICLE IX - DEFINED TERMS................................................14
         Section 9.1       Location of Certain Defined Terms..............14



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         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 6, 1997, among MicroLeague Multimedia, Inc., a Pennsylvania corporation (the "Company"), Hearst Corporation, a Delaware corporation ("Hearst"), and Ameritech Corporation, a Delaware corporation ("Ameritech," and, collectively with Hearst, the "Investors").

                                    RECITALS

         Hearst and Ameritech indirectly hold significant membership interests in KidSoft, LLC ("KidSoft"). Pursuant to an acquisition agreement (the "Acquisition Agreement") among the Company, KidSoft, L.L.C., Hearst, Ameritech, KidSoft Holdings, Inc., Ameritech KidSoft Holdings, Inc., KidSoft, Inc. Daniel
D. Barry and Lawrence R. Gross of even date herewith, the Company has agreed to acquire all of the outstanding membership interests of KidSoft. As a condition to such acquisition, the Investors have agreed to purchase from the Company an aggregate of 252,633 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company.

         Accordingly, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth herein and in reliance on the representations, warranties and covenants set forth herein, at the Closing (as defined herein), (a) the Company shall issue and sell to Hearst, and Hearst shall purchase from the Company, the number of shares of Common Stock, rounded up to the nearest whole share, having a market value equal to $800,000, and (b) the Company shall issue and sell to Ameritech, and Ameritech shall purchase from the Company, the number of shares of Common Stock, rounded up to the nearest whole share, having a market value equal to $400,000 (collectively, the "Shares"). For purposes of this Agreement, the market value of the Common Stock shall be calculated based on the average of the last sale prices of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System for the five consecutive trading days immediately preceding the Closing Date (as defined herein), or, if no sale occurs on any such day, the average of the closing bid and asked price on such day as so reported.

         Section 1.2 Closing.

                  (a) Subject to Article IV, the purchase and sale of the Shares will take place at a closing (the "Closing") at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, to commence at 10:00 A.M. on June 6, 1997, or on such other date as the Company and the Investors shall agree, which shall be the date on which the closings under the Acquisition Agreement occur. The date and time of Closing are referred to herein as the "Closing Date."

                  (b) At the Closing, each Investor shall deliver by wire transfer, to such account of the Company as the Company shall direct at least one business day before the Closing Date, same day funds in an amount equal to the purchase price of the Shares being purchased by such Investor; provided, however, the purchase price payable by Ameritech hereunder shall be reduced by


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$200,000, representing the amount contributed by Ameritech to KidSoft, LLC prior to the Closing pursuant to Section 12.10 of the Acquisition Agreement.

                  (c) At the Closing, the Company shall deliver to each Investor against payment of the purchase price therefor, a certificate representing such Investor's Shares. The certificates representing such Shares shall be registered in the name of such Investor or its nominee.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         The Company represents and warrants to the Investors as follows:

         Section 2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has all requisite power and authority to own, operate and lease its properties and to conduct its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered to the Investors complete and correct copies of its articles of incorporation and by-laws, each as in effect on the date hereof. As used in this Agreement, "Material Adverse Effect" means with respect to the Company, any Subsidiary or an Investor, any material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings or prospects of such entity or on the transactions contemplated hereby.

         Section 2.2 Subsidiaries. Each of AbleSoft, Inc., REP Acquisition Corporation, and REP Holdings Company, Inc. (the "Subsidiaries") is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has all requisite power and authority to own, operate and lease it properties and to conduct its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction is which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except to the extent that the failure to be so qualified would not have a Material Adverse Effect. The Company is the sole record owner of all of the outstanding capital stock of each Subsidiary.

         Section 2.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by the Board of Directors of the Company and no other proceeding therefor on the part of the Company or its shareholders is required. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Investors, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.


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         Section 2.4 Capitalization.

                  (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and of which 4,568,740 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.01 par value, none of which are outstanding. Except as set forth on Schedule 2.4, the Company has not issued and is not obligated to issue any warrants, options or other rights to purchase or acquire any shares of its capital stock, or any securities convertible into any such shares or any warrants, options or other rights to acquire any such convertible securities.

                  (b) All of the Shares have been duly authorized and, when issued in accordance with the term of this Agreement will be, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. Except as set forth in Schedule 2.4, there are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of the capital stock of the Company.

         Section 2.5 Financial Statements. The Company has previously delivered to each Investor complete and correct copies of the Company's audited balance sheets, statements of income and statements of cash flows for each of the years ended December 31, 1994, 1995 and 1996. All such financial statements were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are complete, correct and consistent in all material respects with the books and records of the Company, contain notations for all significant accruals or contingencies and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein.

         Section 2.6 No Violation. Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of its articles of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any lien or encumbrance on the Company's properties or assets or any right of termination, cancellation or acceleration under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on the Company or any of its properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults that, individually and in the aggregate, would not have a Material Adverse Effect.

         Section 2.7 Consents. Except for consents that have been obtained, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person or entity is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, other than such consents, approvals, authorizations, declarations, filings or registrations, the failure of which to make or obtain, individually and in the aggregate, would not have a Material Adverse Effect.

         Section 2.8 Litigation, Orders. Except as set forth on Schedule 2.8, there are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or

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governmental or regulatory official or office, or, to the knowledge of the
Company, threatened, against or affecting the Company or questioning the validity of this Agreement, the transactions contemplated hereby or any action taken or to be taken by the Company pursuant to this Agreement, at law or in equity; nor is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding that has had or may have a Material Adverse Effect.

         Section 2.9 Securities Laws. The offer, issuance and sale by the Company of the Shares pursuant to this Agreement (assuming the accuracy of the representations and warranties of the Investors contained in Article III) will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws.

         Section 2.10 Disclosure. The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith do not, and the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (the "Form 10-KSB"), the Company's quarterly report on Form 10- QSB for the quarter ended March 31, 1997 (the "1997 Form 10-QSB") and the information contained under the heading "Risk Factors" in the draft Private Placement Memorandum, dated May 1, 1997, relating to the offering by the Company of convertible preferred stock did not, as of the respective dates thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading. No event has occurred and nothing material has come to the attention of the Company that would indicate that any of such information (together with any written updates thereof furnished by the Company, including information in the 1997 Form 10-QSB that updates information in the Form 10-QSB) is not true and correct in all material respects as of the date hereof. To the knowledge of the Company, the projections contained in the materials furnished to Investors by the Company and the assumptions underlying such projections were reasonable when made and continue to be reasonable, and the projections were based upon good faith and diligent estimates of the anticipated operating results and financial condition of the Company. There are no facts known to the Company that currently or may in the future have a Material Adverse Effect and that have not been specifically disclosed herein, in a schedule furnished herewith or in the documents referred to above, other than economic conditions affecting the industry of the Company generally.

         Section 2.11 Other Registration Rights. Except as set forth in this Agreement, the Acquisition Agreement and Schedule 2.11, the Company is not obligated to register the offer and sale of any of its outstanding capital stock or other securities.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Each Investor represents and warrants to the Company (solely as to itself) as follows:

         Section 3.1 Investment Intent, Etc.


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                  (a) Such Investor is acquiring the Shares to be acquired by it hereunder for its own account for investment only and not with a view to or for sale in connection with the distribution thereof.

                  (b) Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company contemplated by this Agreement and making an informed investment decision with respect thereto.

                  (c) Such Investor is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                  (d) Such Investor has received copies of and has reviewed (i) the Company's Quarterly Report on Form 10-QSB with respect to the quarter ended September 30, 1996; (ii) the 1997 Form 10-QSB, (iii) Form 10-KSB; (iv) a draft, dated May 1, 1997, of the Company's Proxy Statement with respect to its 1997 annual meeting of shareholders; (v) a draft of the Private Placement Memorandum of the Company, dated May 1, 1997; and (vi) press releases issued by the Company since May 23, 1996.

                  (e) Such Investor understands that certain of the information provided by the Company in connection with the transactions contemplated hereby contains forward-looking statements regarding potential future events and developments affecting the Company's business. Such statements relate to, among other things, (i) competition for customers for its products and services; (ii) the uncertainty of developing or obtaining rights to new products that will be accepted by the market and the timing of the introduction of new products into the market; (iii) the limited market life of the Company's products; (iv) the uncertainty of consummating potential acquisitions or entering into joint ventures; and (v) the availability of financing to fund working capital and expansion needs. Such Investor further understands that the Company's ability to predict results or the effect of any pending events on the Company's operating results is inherently subject to various risks and uncertainties, including those discussed in the Form 10-KSB under "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Memorandum under "Risk Factors". Such Investor further understands that the projected financial information regarding the Company's future performance is merely an estimate based on various assumptions concerning the occurrence of future events, many of which are beyond the Company's control. Accordingly, such Investor understands that the Company's actual results in all likelihood will differ from projected results, and such differences may be material.

                  (f) Such Investor has had the opportunity to ask questions of and receive answers from the Company concerning its business and operations, the terms and conditions of the acquisition of securities hereunder, as well as the opportunity to obtain additional information necessary to verify the accuracy of information furnished in connection therewith that the Company possesses or can acquire without unreasonable effort or expense.

                  (g) Such Investor understands that the Shares to be acquired by such Investor pursuant to this Agreement have not been registered under the Securities Act or any state securities laws, and may not be transferred unless subsequently registered thereunder or pursuant to an

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exemption from registration, and that a legend indicating such restrictions will be placed on the certificates representing such securities.

         Section 3.2 Sales of Company Securities. If the Company determines to effect a public offering of Common Stock or securities convertible into or exercisable for Common Stock, upon the request of the managing underwriter for such offering, such Investor shall not offer or sell, or agree to offer or sell, any Common Stock or securities convertible into or exercisable for Common Stock during the period requested by such underwriter, which shall not exceed 180 days.

         Section 3.3 Authorization. Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by such Investor of its obligations hereunder have been duly authorized by the Board of Directors of Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding obligation of such Investor, enforceable against Investor in accordance with its terms.

         Section 3.4 No Violation. Neither the execution and delivery of this Agreement by such Investor nor the performance by it of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of such Investor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any lien or encumbrance on any of their respective properties or assets or any right of termination, cancellation or acceleration under any of the terms or conditions of any note, bond, mortgage, lease, license, agreement or other instrument or obligation to which Investor is a party or by which Investor or any of its properties or assets may be bound, or
(iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on such Investor or any of its properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults that, individually and in the aggregate, would not have a Material Adverse Effect on Investor.


                                   ARTICLE IV

                   CONDITIONS TO OBLIGATIONS OF THE INVESTORS

         The obligations of the Investors under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

         Section 4.1 Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the date of Closing as though made at that time (except for representations and warranties that expressly relate to a different date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing. The Investors shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect.


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         Section 4.2 No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of any of the transactions contemplated hereby or (b) could have a Material Adverse Effect on the Company.

         Section 4.3 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

         Section 4.4 Resolutions of the Company. The Company shall have executed and delivered to the Investors copies of resolutions of the Company's Board of Directors, certified by the Secretary of the Company as in full force and effect on the Closing Date, authorizing, among other things, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.5 Incumbency Certificate. The Company shall have delivered to each Investor a certificate of the Secretary of the Company, dated as of the Closing Date, as to the incumbency and signatures of the officers of the Company executing this Agreement and the related certificates.

         Section 4.6 Opinion of Counsel. Each Investor shall have received from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to the Company, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to such Investor, with respect to the matters set forth in Section 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, 2.8 and 2.9.

         Section 4.7 Consummation of Acquisition of KidSoft. The transactions contemplated by the Acquisition Agreement shall have been consummated or shall be consummated simultaneously with the transactions contemplated hereby.


                                    ARTICLE V

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         Section 5.1 Representations and Warranties. The representations and warranties of each Investor shall be true and correct in all material respects as of the date when made and as of the date of the Closing as though made at that time (except for representations and warranties that expressly relate to a different date) and the Investors shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investors at or prior to the Closing. The Company shall have received a certificate, executed by the Chief Executive Officer of each Investor (or other officer reasonably acceptable to the Company), dated as of the Closing Date, to the foregoing effect.

         Section 5.2 No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking

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toward an order, judgment or decree that restrains or prohibits the consummation of any of the transactions contemplated hereby.

         Section 5.3 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 6.1 Survival of Representations. All representations, warranties and agreements made by any party to this Agreement or pursuant hereto shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of one year following the Closing Date.

         Section 6.2 Indemnification. Subject to the terms and conditions of this Article VI, the Company shall indemnify, defend and hold harmless each Investor, each person who controls such party within the meaning of the Exchange Act, and each of the respective partners, officers, directors, employees and agents of the foregoing in their respective capacities as such (collectively, the "Indemnified Parties") from and against all demands, claims, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any such Investor Indemnified Party, directly or indirectly, by reason of or resulting from a breach of any representation, warranty or agreement of the Company contained in or made pursuant to this Agreement (each, a "Claim"); provided, however, the Company's liability pursuant to this Section 6.2 and the Acquisition Agreement shall not exceed, in the aggregate, $2,000,000.

         Section 6.3 Conditions of Indemnification. The obligations of the Company to indemnify the Indemnified Parties under Section 6.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:

                  (a) The Indemnified Party shall give the Company prompt notice of any such Claim, and the Company shall have the right to undertake the defense thereof by representatives chosen by it;

                  (b) If the Company, within a reasonable time after notice of any such Claim, fails to defend any Indemnified Party against which such Claim has been asserted, such Indemnified Party shall (upon further notice to the Company) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Company, subject to the right of the Company to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; and

                  (c) Anything in this Section 6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the

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right, at its own cost and expense, to defend, compromise or settle such Claim;
provided, however, that if such Claim is settled without the Company's consent (which consent shall not be unreasonably withheld) such Indemnified Party shall be deemed to have waived all rights hereunder against the Company for money damages arising out of such Claim, and (ii) the Company shall not, without the written consent of such Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect to such Claim.

                                   ARTICLE VII

                               REGISTRATION RIGHTS


         Section 7.1 Piggyback Registration Rights. If, at any time, the Company proposes to register any shares of Common Stock under the Securities Act other than pursuant to a registration effected to implement (a) an employee benefit plan or (b) a transaction to which Rule 145 or any similar rule of the SEC under the Securities Act applies, whether or not for sale for its own account, the Company shall give written notice thereof to the Investors and upon the written request of any Investor, given within 15 days after the receipt of any such written notice, the Company will include in such registration statement any or all of the shares of Common Stock acquired pursuant to this Agreement then owned by such Investor or acquired by such Investor upon the exercise of warrants of the Company issued in connection with the transactions contemplated hereby; provided, however, that (i) the maximum number of shares to be sold shall not exceed the number which the managing underwriter considers, in good faith, to be appropriate based on market conditions and other relevant factors (including pricing); and (ii) if the total number of shares desired to be sold exceeds such amount, the Company shall be entitled to include in such registration statement the full amount of shares that it desires to include, and the Investors, together with any other shareholders who elect to participate in the offering, shall be entitled to sell up to any remaining amount of shares pro rata in proportion to the number of shares requested to be included therein.

         Section 7.2 Withdrawal of Shares. If the number of shares to be included in a registration statement pursuant to this Article VII is reduced as provided in Section 7.1, any Investor that previously had elected to participate in such offering may withdraw its shares from such registration statement by giving written notice to such effect to the Company at any time prior to the effective date thereof. At any time prior to such effective date, the Company shall have the right to withdraw such registration statement for any reason whatsoever.

         Section 7.3 Information Regarding Investors; Underwriting Arrangements.

                  (a) Each Investor participating in a registration hereunder shall furnish to the Company such information regarding such Investor and the distribution of such Investor's securities as the Company may from time to time request in order to comply with the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Each Investor shall notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Investor to the Company or of the happening of any event as a result of which any prospectus relating to such registration contains an untrue statement of a material fact regarding such Investor or the distribution of such securities or omits to state any material fact

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regarding such Investor or the distribution of such securities required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall promptly furnish to the Company any additional information required to correct or update any previously furnished information or required so that such prospectus shall not contain, with respect to such Investor or the distribution of such securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each Investor participating in a registration hereunder shall, if requested by the Company or the managing underwriter(s) in connection with such registration, (i) subject to Section 7.4, agree to sell its shares on the basis provided in any underwriting arrangements entered into in connection therewith and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents customary in similar offerings.

         Section 7.4 Restrictions on Sales. In connection with any registration under this Article VII, no Investor shall sell any shares of Common Stock or securities convertible into or exercisable for Common Stock, except pursuant to such registration, for the period following the effective date of the applicable registration statement that the managing underwriter of the offering determines is necessary to effect the offering, which period shall not exceed 180 days.

         Section 7.5 Indemnification.

                  (a) Indemnification by the Company. In connection with any registration pursuant to this Section 7, the Company shall indemnify, defend and hold harmless each Investor participating in such registration, each person who controls such Investor within the meaning of the Securities Act, and each of the partners, officers, directors, employees and agents of the foregoing in their respective capacities as such (the "Indemnitees"), to the full extent lawful, from and against all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement and expenses (including, without limitation, reasonable attorneys' fees and disbursements), whether joint or several (collectively, a "Loss"), to which any such Indemnitee may become subject under the Securities Act or any other statute or common law, insofar as any such Loss may arise out of or be based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or in any filing made in connection with the qualification of the offering under blue sky or other securities laws of jurisdictions in which the Registrable Securities are offered ("Blue Sky Filing"), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading and the Company will reimburse each Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending such Loss; provided, however, that such indemnification covenant shall not (i) apply to any Loss arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnitee for use in connection with preparation of the registration statement, any preliminary prospectus or final prospectus contained in the registration statement, any such amendment or supplement thereto or any Blue Sky Filing or (ii) inure to the benefit of any Indemnitee to the extent that any such Loss arises out of such Indemnitee's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of the securities to such person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the transfer of such securities by any Indemnitee.

                  (b) Indemnification by the Sellers. As a condition to including any securities in any registration statement filed pursuant to Section 7.1, the Company shall have received an undertaking satisfactory to it from the prospective seller of such securities to indemnify, defend and hold harmless (in the same manner and to the same extent as set forth in subsection (a) of this
Section 7.5) the Company, each director of the Company, each officer of the Company and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement in, or omission or alleged omission from, such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or any Blue Sky Filing, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, in no event shall the liability of any seller under this paragraph (b) exceed the net proceeds received by such seller (after the payment of underwriting discounts and commissions) from the sale of its securities pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

                  (c) Notices of Claims. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim hereunder, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 7.5 unless the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and, unless a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that the indemnifying party may wish, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. In the event that the indemnifying party advises an indemnified party that it will contest a claim for indemnification hereunder, or fails, within 30 days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim with the consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party that relates to such

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

action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. If the indemnifying party does not assume such defense, the indemnified party shall keep the indemnifying party apprised at all times as is reasonably practicable as to the status of the defense. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the indemnified party (not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.



                                  ARTICLE VIII

                                  MISCELLANEOUS

         Section 8.1 Expenses. Each party hereto shall pay all fees and expenses incurred by it in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

         Section 8.2 Further Assurances. From time to time, at the Company's request and without further consideration, each party hereto shall execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         Section 8.3 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. The rights and obligations of the parties hereto hereunder may not be assigned without the consent of the other parties hereto.

         Section 8.4 Entire Agreement, Amendments and Waiver.

                  (a) This Agreement, the exhibits, the schedules and other writings referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

                  (b) This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party's obligations hereunder may be waived in writing by such party to the extent permitted by law.

         Section 8.5 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.6 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by telex or facsimile transmission or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Company to:     MicroLeague Multimedia, Inc.
                          1001 Millersville Road
                          Lancaster, PA 17604
                          Attention: Neil B. Swartz
                          Facsimile No.:  (717) 872-6567

with a copy to:           Klehr, Harrison, Harvey, Branzburg & Ellers
                          1401 Walnut Street
                          Philadelphia, PA 19102
                          Attention: Robert W. Cleveland, Esq.
                          Facsimile No.:  (215) 568-6603

If to Hearst :            The Hearst Corporation
                          959 Eighth Avenue
                          New York, NY 10019
                          Attention: General Counsel

If to Ameritech:          Ameritech Corporation
                          30 S. Wacker Drive
                          Chicago, IL 60606
                          Attention: Assistant General Counsel - Transactions


or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

         Section 8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania with regard to its or any other jurisdiction's conflicts of law rules.

         Section 8.8 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         Section 8.9 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   ARTICLE IX

                                  DEFINED TERMS

         Section 9.1 Location of Certain Defined Terms. The following terms used in this Agreement are defined in the Section indicated below:

Term                                                          Section
----                                                          -------

Acquisition Agreement                                         Forepart
Agreement                                                     Forepart
Ameritech                                                     Forepart
Blue Sky Filing                                               7.5(a)
Claim                                                         6.2
Closing                                                       1.2
Closing Date                                                  1.2
Common Stock                                                  1.2
Company                                                       Forepart
Company Indemnified Party                                     6.2
Damages                                                       6.2
Exchange Act                                                  6.2
Hearst                                                        Forepart
Indemnified Party                                             6.3
Indemnitees                                                   7.5(a)
Investor Indemnified Parties                                  6.2
Investors                                                     Forepart
KidSoft                                                       Forepart
Loss                                                          7.5(a)
Material Adverse Effect                                       2.1
Memorandum                                                    2.10
Securities Act                                                2.9
Subsidiaries                                                  2.2

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              MICROLEAGUE MULTIMEDIA, INC.



                              By:  /s/ Neil B. Swartz
                                   -------------------------------------------
                                   Name:  Neil B. Swartz
                                   Title:  Chairman and Chief Executive Officer

                               HEARST CORPORATION


                              By:  /s/ Alfred C. Sikes
                                   -------------------------------------------
                                   Name:  Alfred C. Sikes
                                   Title:  Vice President



                              AMERITECH CORPORATION


                              By:  /s/ Bruce B. Howat
                                   -------------------------------------------
                                   Name:  Bruce B. Howat
                                   Title:  Secretary